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                                                                   EXHIBIT 8.2

                                  May 4, 1998

Avalon Properties, Inc.
2900 Eisenhower Avenue 3rd Floor
Alexandria, Virginia 22314

Ladies/Gentlemen:

     Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") of Bay Apartment Communities, Inc., a Maryland corporation ("Bay"), relating to the merger of Avalon Properties, Inc., a Maryland corporation ("Avalon"), with and into Bay.

     We have participated in the preparation of the discussion set forth under the caption "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS--Tax Consequences of the Merger" in the Registration Statement. In our opinion, such discussion, insofar as it relates to the United States Federal income tax consequences of the Merger under currently applicable law, is accurate in all material respects. Any capitalized term used and not defined herein shall have the meaning given to it in the Registration Statement, the Joint Proxy Statement of Avalon and Bay (which forms a part of the Registration Statement), or the appendices thereto.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us in the Joint Proxy Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                            Very truly yours,


                                             /s/ Wachtell, Lipton, Rosen & Katz